Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Galectin Therapeutics, Inc. (formerly Pro-Pharmaceuticals, Inc.) of our report dated March 15, 2011, relating to our audit of the consolidated financial statements for the year ended December 31, 2010 and the period from inception (July 10, 2000) to December 31, 2010, which appear in the Annual Report on Form 10-K of Galectin Therapeutics, Inc. (formerly Pro-Pharmaceuticals, Inc.) for the year ended December 31, 2010.

/s/ McGladrey & Pullen, LLP

Boston, Massachusetts

August 15, 2011